ITEM 77Q(1)(a) - COPIES OF ANY MATERIAL AMENDMENTS
TO THE REGISTRANT'S
CHARTER OR BY-LAWS
AMENDMENT #18
TO THE BY-LAWS
OF
FEDERATED STOCK AND BOND FUND, INC.
Effective September 21, 2004

Insert the following into Article IV, Officers and
 renumber Section 15 as Section 16:
Section 15.  Chief Compliance Officer.  The Chief
Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940, as amended.
 Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940, as amended.